SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549




                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of report (Date of earliest event reported)


                           FINET HOLDINGS CORPORATION
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             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)


        0-18108                                       94-3115180
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(Commission File Number)                   (I.R.S. Employer Identification No.)

              3021 Citrus Circle, Suite 150, Walnut Creek, CA   94598
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          (Address of Principal Executive Offices)             Zip Code)

                                 (925) 988-6550
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              (Registrant's Telephone Number, Including Area Code)

           505 Sansome Street, #1420, San Francisco, California 94111
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          (Former Name or Former Address, if Changed Since Last Report)



Item 5:  Other Events

     Effective January 15, 1999 ("Closing Date"), Registrant, on the one hand, and the holders of all of the issued and outstanding 3% Subordinated Convertible Debentures issued by Registrant ("Debentures") as well as the holders of all of the Series A Convertible Preferred Stock issued by Registrant ("Series A Stock"), on the other hand (in the aggregate "Investors"), entered into a series of agreements pursuant to which the terms of the Debentures and the Series A Stock were restructured ("Restructuring Agreements"). Pursuant to the Restructuring Agreements, the Investors agreed to convert on one or more occasions, an aggregate of $1.1 million of the face amount of Debentures into 2,200,000 common shares of Registrant, at a conversion price of $0.50 per share, and further to convert on one or more occasions an addition $4.4 million of the face amount of Debentures into 7,333,333 common shares of Registrant at a conversion price of $0.60 per share.

     Also as part of the Restructuring Agreements the Registrant redeemed the remaining $1.5 million of the total $7.0 million of Debentures at 100% of their face amount ($1.5 million), effective upon the Closing Date, and redeemed all of the outstanding Series A Stock effective on the Closing Date, representing $2.5 million of Series A Stock. $500,000 of that sum was paid on the Closing Date, and the remaining $2.0 million will be paid on the earlier of March 15, 1999 or the date on which Registrant sells its loan servicing portfolio.

     As part of the Restructuring Agreements, Registrant issued to Investors 840,000 five-year common stock warrants, exercisable at $1.50 per common shares.

     As a result of the Restructuring Agreements, Registrant retired all of the outstanding Debentures through a combination of conversion to common stock and redemption, redeemed all of the outstanding Series A Stock, and issued 9,533,333 shares of its common stock resulting from conversion of the Debentures pursuant to the Restructuring Agreements.

Item 7. Exhibits

         Exhibit 7.1:      Restructuring Agreement and Amendment

         Exhibit 7.2:      Warrant to Purchase Common Stock